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                                                                      EXHIBIT 99

[ALLETE LOGO]
                                                For Release:   April 1, 2005
                                                CONTACT:       Eric Olson
                                                               218-723-3947
                                                               eolson@allete.com

                                                INVESTOR       Tim Thorp
                                                CONTACT:       218-723-3953
                                                               tthorp@allete.com

NEWS

                ALLETE, INC. TRANSFERS KENDALL ENERGY AGREEMENTS
                ------------------------------------------------

DULUTH, Minn.--ALLETE, Inc. (NYSE: ALE) announced today that its subsidiary, Rainy River Energy Corporation, completed the assignment of its power purchase agreement with LSP-Kendall Energy, LLC, the owner of an energy generation facility located in Kendall County, Ill., to Constellation Energy Commodities Group, Inc., a subsidiary of Constellation Energy Group, Inc. (NYSE: CEG). Rainy River Energy paid Constellation Energy Commodities $73 million in cash (approximately $46 million after taxes) to assume the power purchase agreement, which is in effect through mid-September 2017. The tax benefits of the transaction will be received in the first half of 2006. In addition, consent, advisory and closing costs of approximately $5 million were incurred to complete the transaction.

In 1999, Rainy River Energy entered into a long-term agreement to purchase approximately 275 megawatts of nonregulated generation capacity (non-rate base generation sold at market-based rates to the wholesale market) from the Kendall County facility. Subsequent to that agreement, Rainy River Energy sold approximately 130 megawatts of this capacity under long-term contracts. Those contracts were also transferred to Constellation Energy Commodities at closing. The Kendall County facility, located just south of Chicago, became operational in May 2002.

"The successful exit from the Kendall County position is a crucial component of our long-term strategy," said Don Shippar, ALLETE President and CEO. "We will now be better able to focus our attention on the growth and development of businesses that are central to our future."

ALLETE's corporate headquarters are located in Duluth, Minnesota. ALLETE provides energy services in the upper Midwest and has significant real estate holdings in Florida. More information about the company is available on ALLETE's Web site at www.allete.com.

THE STATEMENTS CONTAINED IN THIS RELEASE AND STATEMENTS THAT ALLETE MAY MAKE ORALLY IN CONNECTION WITH THIS RELEASE THAT ARE NOT HISTORICAL FACTS, ARE FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, AND INVESTORS ARE DIRECTED TO THE RISKS DISCUSSED IN DOCUMENTS FILED BY ALLETE WITH THE SECURITIES AND EXCHANGE COMMISSION.


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